For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
ir@catapult.com

CATAPULT COMMUNICATIONS REPORTS

FOURTH QUARTER FISCAL YEAR 2008 RESULTS

Mountain View, CA—November 6, 2008—Catapult Communications Corporation (Nasdaq: CATT) today reported that revenues for its fourth fiscal quarter ended September 30, 2008 were $9.2 million. After non-cash, pre-tax stock option expenses of $735,000, the Company reported a net loss for the quarter of $509,000 or $0.04 per share compared to a net loss of $1.7 million or $0.13 cents per share for the fourth quarter of fiscal 2007.

During the fourth fiscal quarter, Catapult generated approximately $400,000 in cash flow from operations, invested $1.9 million in capitalized software development expenses and repurchased approximately 916,000 shares at a cost of $6.7 million. As a result, the Company’s total cash, cash equivalent and investment position decreased by $8.3 million to $46.3 million. This total includes $5.0 million in currently illiquid auction rate securities classified as long-term investments, a decline of $1.2 million from the prior quarter as a result of sales and redemptions at par without a loss.

“Catapult’s operating results improved dramatically, largely as a result of the significant cost reductions we put in place earlier in fiscal 2008,” noted Dr. Richard A. Karp, the Company’s Chairman and CEO. “LTE, the next generation of mobile technology, is finally entering its active development phase. We believe that this significantly increases the need for our test products, and we are beginning to see the positive impact of this trend in our pipeline.”

Catapult Communications will be discussing its fourth quarter results on a conference call today at 5:15 p.m. Eastern/2:15 p.m. Pacific. Please dial (866) 543-6408 or (617) 213-8899 and provide conference ID# 30433739 to access the call. The conference call will also be broadcast from Investor Relations section of www.catapult.com.

A replay of this teleconference will be available on the Company’s website for one year following the conference call. A digital recording will be provided by telephone two hours after the completion of the conference call through midnight on November 13, 2008. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 33101722.

About Catapult Communications

Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Alcatel-Lucent, Ericsson, Motorola, NEC, NTT DoCoMo, Nortel and Nokia Siemens Networks. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants—spanning LTE, IMS, WiMAX, mobile telephony, VoIP, GPRS, SS7, Intelligent Network, ATM and ISDN. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the United Kingdom, Ireland, Germany, France, Finland, Sweden, Canada, Japan, China, India and the Philippines. Information about Catapult Communications can be found on the Web at www.catapult.com.

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Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

			For the twelve months
	For the three months ended		ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Products	$6,033	$7,626	$25,196	$25,090
Services	3,128	3,080	12,715	14,251

Total revenues	9,161	10,706	37,911	39,341

Cost of revenues:
Products	1,028	1,493	4,500	5,311
Services	474	734	2,508	3,101
Amortization of purchased technology	13	12	49	49

Total cost of revenues	1,515	2,239	7,057	8,461

Gross profit	7,646	8,467	30,854	30,880

Operating expenses:
Research and development	2,013	3,601	11,092	13,349
Sales and marketing	3,755	4,292	16,353	16,701
General and administrative	2,564	2,343	8,654	9,102
Restructuring costs	—	—	2,197	—

Total operating expenses	8,332	10,236	38,296	39,152

Operating loss	(686)	(1,769)	(7,442)	(8,272)
Interest income	297	796	1,991	3,268
Other income, net	191	48	393	1,795

Loss before income taxes	(198)	(925)	(5,058)	(3,209)
Provision for income taxes	311	777	987	1,212

Net loss	$(509)	$(1,702)	$(6,045)	$(4,421)

Net loss per share:
Basic	$(0.04)	$(0.13)	$(0.47)	$(0.32)

Diluted	$(0.04)	$(0.13)	$(0.47)	$(0.32)

Shares used in per share calculation:
Basic	11,994	13,587	12,837	13,849

Diluted	11,994	13,587	12,837	13,849

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	September 30,
	2008	2007
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$41,380	$62,242
Accounts receivable, net	6,487	7,015
Inventories	2,313	2,485
Other current assets	2,387	1,863

Total current assets	52,567	73,605
Long-term investments	4,950	—
Property and equipment, net	1,011	1,585
Goodwill and other intangibles	49,464	49,537
Other assets	5,992	2,243

Total assets	$113,984	$126,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$5,980	$5,573
Deferred revenue	6,446	6,206

Total current liabilities	12,426	11,779
Deferred revenue, long-term	173	406
Deferred taxes and other liabilities, long-term	5,057	3,009

Total liabilities	17,656	15,194

Total stockholders’ equity	96,328	111,776

Total liabilities and stockholders’ equity	$113,984	$126,970